Exhibit 99.2

Versartis Presents Positive Six Month VRS-317 Phase 2a Clinical Study Results

Long-Acting VRS-317 Efficacy and Safety Comparable to Daily Growth Hormone Therapies

Company to Hold Conference Call at 5:00 p.m. EDT (4:00 p.m. CDT)

CHICAGO, IL June 23, 2014 — Versartis, Inc. (NASDAQ:VSAR), an endocrine-focused biopharmaceutical company that is developing a novel, long-acting form of recombinant human growth hormone (rhGH), today presented positive Phase 2a data from its six month clinical trial demonstrating the safety and efficacy of VRS-317 in the treatment of naïve, pre-pubertal children with growth hormone deficiency (GHD). These results are being presented by George Bright, MD, Versartis Vice President of Clinical Development, during the clinical poster session, “Growth and GH: Diagnostic Issues and Treatment” from 1:00 – 3:00 p.m. CDT today at the 16th International Congress of Endocrinology and The Endocrine Society’s 96th Annual Meeting and Expo (ICE/ENDO 2014) in Chicago, IL.

“We are extremely pleased with the results of our recent Phase 2a clinical study. These data demonstrate that the efficacy and safety of VRS-317, when administered monthly, semi-monthly and weekly in pediatric patients with growth hormone deficiency, are comparable to daily injections of human growth hormone at the highest approved dose on the label of Norditropin and Genotropin, the current market leading therapies for pediatric GHD,” said Jeffrey L. Cleland, PhD, Chief Executive Officer. “Based on the results of this and previous studies, we believe that VRS-317 is the only growth hormone therapy with the flexibility to be dosed weekly, semi-monthly and monthly without significant trade-offs on safety or efficacy.” Dr. Cleland continued, “We believe a less frequently dosed growth hormone therapy would improve patient compliance and convenience and could take significant market share from current daily growth hormone therapy products. We look forward to our discussion with the FDA during our end of Phase 2 meeting later this year and subsequently moving VRS-317 into a Phase 3 clinical trial.”

The study found that repeat dosing with VRS-317, when given at weekly, semi-monthly and monthly intervals over a six month period, achieves annualized 6 month height velocity (which was the study’s primary endpoint) comparable to the annual height velocity for similar GHD children given a dose of daily growth hormone that is the highest approved dose on the label of Norditropin and Genotropin. When height velocity data from the trial was compared to height velocity data for the first 12 months of treatment in age-matched GHD children in the KIGS database (Pfizer International Growth Database), annualized mean height velocity at six months was 7.6 cm/yr compared to 8.4 cm/yr (historical controls) in the weekly arm, 8.7 cm/yr compared to 8.3 cm/yr (historical controls) in the semi-monthly arm, and 7.9 cm/yr compared to 8.3 cm/yr (historical controls) in the monthly arm. There was no statistically significant difference between any of the three dosing frequencies tested and VRS-317 was safe and well tolerated in naïve, pre-pubertal GHD children.

The safety profile of VRS-317 was characterized by primarily mild and transient adverse events (AEs) that were of the type typically observed when starting GHD children on growth hormone therapy. There were no drug related serious adverse events or unexpected adverse events. There were four patients with only a single transient moderate adverse event and adverse events were collected at each visit. The most common adverse event was injection site discomfort which occurred in the minority of patients, was mild and transient, lasting less than 30 minutes, and occurred in two or fewer administrations in 80% of the patients. There were no nodules or lipoatrophy observed at any of the more than 1,500 injection sites monitored as part of the Phase 2a study.

The average increase in the IGF-I standard deviation score, or IGF-I SDS, a method to account for variations with age, was consistent with the PK/PD model developed from the Phase 1b stage of the study. There was a significant and expected increase in the IGF-I levels from baseline in patients treated with VRS-317. Additionally, IGF-I responses were maintained for the duration of all three dosing intervals and there is no evidence of IGF-I accumulation. As we expected, in the monthly dose group, we had five patients with transient excursions of IGF-I SDS above 2, and no IGF-I SDS values above 3. No other IGF-I SDS values above 2 were noted.

VRS-317 Phase 2a Trial Design

The Phase 2a trial was conducted to determine the safety, tolerability, height velocity and IGF-I responses in repeat dosing administration of VRS-317 after six months of treatment. This followed the Phase 1b trial from which 92% of patients elected to continue in the Phase 2a study after a minimum of 60 days after their initial dose.

64 patients were enrolled into the study and all subjects were pre-pubertal and naïve to rhGH treatment. GHD was diagnosed by short stature (mean height standard deviation score of -2.5), delayed bone age (mean of 1-1.5 years), paired GH stimulation tests (mean of ~5 ng/mL), a low IGF-I (mean IGF-I SDS of -1.7) and absence of other conditions to cause poor growth. Subjects were randomized to VRS-317 doses of 5 mg/kg monthly, 2.5 mg/kg semi-monthly or 1.15 mg/kg weekly for six months.

Poster and Program Details:

Title:	“Safety and Efficacy Results of a 6 Month, Randomized, Multi-Center Trial of a Novel Long-Acting rhGH (VRS-317) in Naïve to Treatment, Pre-Pubertal Children with Growth Hormone Deficiency (GHD)”

Program:	Abstracts - Orals, Poster Preview Presentations and Posters

Session:	MON 0136-0155-Growth and GH: Diagnostic Issues and Treatment

Poster:	Poster Board MON-0147

Location:	Hall F (McCormick Place West Building)

Date:	Monday, June 23, 2014: 1:00 – 3:00 p.m. (CDT)

Conference Call and Webcast

Versartis will hold a conference call on Monday, June 23, 2014 at 5:00 p.m. EDT (4:00 p.m. CDT). The dial-in numbers are (877) 407-0789 for domestic callers and (201) 689-8562 for international callers. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.versartis.com.

After the live webcast, the call will remain available on the Versartis website www.versartis.com for 90 days. In addition, a telephonic replay of the call will be available until July 7, 2014. The replay dial-in numbers are (877) 870-5176 for domestic callers and (858) 384-5517 for international callers. Please use the replay conference ID number 13584528.

About Versartis

Versartis, Inc. is an endocrine-focused biopharmaceutical company initially developing VRS-317, a novel, long-acting form of recombinant human growth hormone, for the treatment of growth hormone deficiency (GHD). VRS-317 is intended to reduce the burden of daily injection therapy by requiring significantly fewer injections, potentially improving compliance and therefore treatment outcomes. The Company has recently completed a Phase 2a clinical trial evaluating weekly, semi-monthly and monthly dosing regimens of VRS-317 in children with GHD. Further information on Versartis can be found at www.versartis.com.

Cautionary Note on Forward Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “believes,” “potential,” “will” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the ability of VRS-317 to potentially offer semi-monthly and/or monthly dosing regimens, potential market opportunities in GHD and the further development of VRS-317, including a potential phase 3 clinical trial. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our success being heavily dependent on VRS-317; VRS-317 being a new chemical entity; serious adverse side effects, if they are associated with VRS-317; VRS-317 may not have favorable results in later clinical trials or receive regulatory approval; other long-acting rhGH products and product candidates have failed to generate commercial success or obtain regulatory approval; delays in enrollment of patients in our clinical trials could increase our costs and cause delay; VRS-317 may cause serious adverse side effects or have properties that delay or prevent regulatory approval or limit its commercial profile; manufacturing; if approved, risks associated with market acceptance, including pricing and reimbursement; our ability to enforce our intellectual property rights; the importance of our license of intellectual property from Amunix Operating, Inc. and our need for additional funds to support our operations. We discuss many of these risks in greater detail under the heading “Risk Factors” section contained in our Quarterly Report on Form 10-Q for the 3 months ended March 31, 2014, which is on file with the Securities and Exchange Commission (SEC). Forward-looking statements are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contacts:

Corporate & Investors

Joshua Brumm

Chief Financial Officer

(650) 963-8582

IR@versartis.com

Investors

Nick Laudico

The Ruth Group

(646) 536-7030

nlaudico@theruthgroup.com

Media

Debra Bannister

Corporate Communications

(530) 676-7373

media@versartis.com

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